Exhibit 99.1

Dell Names Suresh Vaswani President of Dell Services

ROUND ROCK, Texas--(BUSINESS WIRE)--December 5, 2012--Dell today announced the appointment of Suresh Vaswani as president of Dell Services. Mr. Vaswani previously led Dell Services’ application and business process outsourcing (BPO) line of business. In his new role, Vaswani will report to Chairman and CEO Michael Dell, and will be responsible for developing and delivering end-to-end IT services and business solutions for global corporations, state and local governments. He also is responsible for Dell’s IT delivery, including the company’s infrastructure and applications worldwide.

“We have made huge strides transforming Dell into a leading provider of end-to-end solutions, and our Services business has been a cornerstone of our progress,” said Mr. Dell. “Suresh’s deep services expertise and proven track record make him the right leader to continue growing our Services business and fueling our transformation.”

“I am excited to lead the Dell Services team and continue the accelerated growth of our portfolio,” said Mr. Vaswani. “We have the right team and the right strategy in place to help our customers solve their biggest challenges through next generation solutions in support services, security, cloud and infrastructure services, and applications and business process outsourcing.”

Mr. Vaswani joined Dell after 25 years at Wipro, where he served as the co-CEO of Wipro’s IT business and was on the Board of Wipro Limited.

Mr. Vaswani succeeds Steve Schuckenbrock, who held executive leadership roles at Dell since joining the company in 2007. Mr. Schuckenbrock recently announced his intention to seek new opportunities outside Dell. As the president of Dell Services, Mr. Schuckenbrock oversaw significant gains in profitability, growth and customer satisfaction. Prior to Services, Mr. Schuckenbrock served as Dell’s president, Large Enterprise, and previously served as Dell’s chief information officer (CIO).

“Steve leaves a lasting legacy at Dell. His leadership, vision and commitment to customers helped shape our strategy and inspired thousands of employees,” said Mr. Dell. “I know Steve will succeed in any future endeavors.”

“I’m proud of what we have accomplished in Dell Services,” said Mr. Schuckenbrock. “I’m confident that the Dell team will continue to build on the foundation we’ve built. We have demonstrated our commitment to helping customers tap the potential of next-generation solutions and delivery models, and look forward to seeing the team continue to grow and prosper.”

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